Exhibit 99.1
Simulations Plus
Integrating Science and Software

For Further Information:
Simulations Plus, Inc.
42505 10th Street West
Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661.723.7723	651-653-1854
info@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

March 4, 2010

Simulations Plus Reports Preliminary Revenues for Second Fiscal Quarter of FY2010, Files Amendment to Form 10K for FY2009

LANCASTER, CA, March 4, 2010 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of software for pharmaceutical discovery and development, today released preliminary revenues for its second fiscal quarter ended February 28, 2010, and announced that it has filed an amendment to its Annual Report on Form 10K for its fiscal year 2009 with the Securities and Exchange Commission (SEC) in response to comments by the SEC regarding that report.

Simulations Plus received a letter from the SEC in December 2009 as a result of the SEC review of Simulations Plus’ Annual Report on Form 10K for fiscal year 2009. In response to the SEC’s comments, Simulations Plus has filed an amendment to its Annual Report on Form 10K (Form 10K/A) to address the issues raised in the SEC’s letter. Simulation Plus’ financial results were unaffected by these procedural comments. Certain comments related to exhibits from contracts approximately seven years ago which were partially redacted. Those exhibits have now been included in their entirety in the Form 10K/A, as well as the information required by Part III of Form 10K, which was inadvertently filed in the Proxy Statement of Simulations Plus a few days beyond the 120-day deadline of December 31, 2009, and so the Annual Report on Form 10K was not able to incorporate the information from the Proxy Statement by reference and was required to be filed in the Form 10K/A.

Ms. Momoko Beran, chief financial officer of Simulations Plus, commented: “During the interim required to respond to this letter and create, review, and file the Form 10K/A, insiders were not permitted to buy or sell shares. As a result, the insider trading window for January-February, that would normally have begun two full trading days after the Quarterly Report on Form 10Q for the first quarter 2010 was filed, expired prior to our filing the Form 10K/A. In order to afford insiders who may wish to trade prior to the next window an opportunity to do so, the board of directors has approved an extended window beginning two full trading days after this press release. We are issuing this press release to disclose all material nonpublic information as a prerequisite to any buying or selling by insiders. There are three such items:

(1)	Record preliminary revenues for our second quarter,
(2)	A tax refund of over $1 million from prior years that has been discovered, and
(3)	A recently implemented price increase for our pharmaceutical software licenses.”

Ms. Beran continued: “For the first item, we are delighted to report that our consolidated preliminary revenues for the second fiscal quarter of the 2010 fiscal year were a record $2,853,000. This represents an increase of 16.1% over last year’s second quarter. Preliminary revenues for the pharmaceutical software and services portion of the business were up 24.9% to $2,222,000, while preliminary revenues for our Words+ subsidiary were $632,000, a decrease of 6.8% over last year’s second quarter. Earnings will not be known until income taxes have been determined and our auditors review our Quarterly Report on Form 10Q for the second quarter of 2010, which we expect to file with the SEC in mid-April.

In addition, Simulations Plus’ tax consultant discovered that it is due an income tax refund as a result of employee stock options that were exercised by employees during the fiscal years 2007 and 2008 with the shares being sold less than one year after the options were exercised. When this happens, the employee’s stock options change from Incentive Stock Options to Nonqualified Stock Options, and the income to the employee is taxed as ordinary income. Because of these circumstances, Simulations Plus records an expense, which reduces income taxes for those years. Simulations Plus has now implemented a system whereby employee sales of shares obtained through an exercise of options within one year after those options were exercised will all be reported to Simulations Plus. Management will be filing amended tax returns for fiscal year 2007 and 2008 soon, and expects to receive cash refunds from previously paid federal and state income taxes of $1,044,000 as a result. This will add to the approximately $8.5 million in cash Simulations Plus has as of today, and will increase shareholder equity by approximately eight percent.

“Finally, we recently implemented a price increase ranging from 10-20% on most of our pharmaceutical software licenses,” Ms. Beran added. “This is our first price increase in five years. Discounts for renewals were reduced from 20% to 10%, and the prices of most of our core programs and modules were increased 20%. The price of one module was reduced. These increases have now taken effect and some of them are reflected in our second quarter revenues.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “Our continued growth in pharmaceutical software and services revenues is a reflection of the quality of our scientific staff, our marketing and sales staff, and senior management team who not only work hard to maintain our best-in-class position in the industry but also to get the word out through our aggressive conference schedule and customer site visits. I’m very proud of this team, their enthusiasm, and their dedication to enhancing shareholder value.”

Simulations Plus expects to announce its second fiscal quarter results and file its Quarterly Report on Form 10-Q in mid-April 2010.

About Simulations Plus, Inc.
Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide.  We have two other businesses that are based on our proprietary technologies: a wholly owned subsidiary, Words+, Inc., which provides assistive technologies to persons with disabilities; and an educational software series for science students in middle and high schools known as FutureLab™.  For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties.  Our actual future results could differ significantly from those statements.  Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market.  Further information on our risk factors is contained in our quarterly and annual reports as filed with the Securities and Exchange Commission.

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